Exhibit 10.2

Director

In accordance with the provisions of the Company’s 2000 Stock Incentive Plan, as amended from time to time, a Non-Qualified Stock Option to purchase [number of options granted] shares of Common Stock of the Company, subject to the terms and conditions as follows: (the “Plan”), Board resolutions adopted May 7, 2002, and as set forth in Exhibit A, attached hereto and made a part hereof (together, with this letter, the “Agreement”), you were granted

Date of Agreement/Grant:	[grant date]
Non-Qualified Stock Options Granted:	[number of options granted]
Exercise Price Per Share:	[fair market value on grant date]
Total Exercise Price	[number of options granted multiplied by exercise price]
Expiration Date:	[to be determined]
Vesting Schedule:	Six Month Cliff

Please indicate your acceptance by executing two (2) original copies of this Agreement and returning one

(1) original copy by U.S. Mail to Cindy Freeze.

Very truly yours,

Martin L. Vaughan, III Chairman and Chief Executive Officer

By my signature below, I hereby acknowledge receipt of this Award on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award and the Plan.

Signature:	Date:

Director

Note: If there are any discrepancies in the name or address shown above, please make the appropriate corrections on this form.

EXHIBIT A

TERMS AND CONDITIONS

STOCK OPTION AGREEMENT

FOR OUTSIDE DIRECTORS

1. Exercise of Option. This option shall be exercisable with respect to the total number of shares covered by this option after the expiration of six (6) months from the granting of the option. Once this option has become exercisable with respect to the total number of shares in accordance with the preceding sentence, it shall continue to be exercisable with respect to such shares until the termination of Optionee’s rights hereunder pursuant to paragraph 4, 5 and 6 or, otherwise, until the Expiration Date. A partial exercise of this option shall not affect Optionee’s right to exercise subsequently this option with respect to the remaining shares that are exercisable, subject to the six month vesting period set forth in the first sentence of this subparagraph (b) and the conditions of the Plan and this Agreement.

2. Method of Exercising and Payment for Shares. This Option may be exercised only by written notice delivered to the attention of the Company’s Secretary at the Company’s principal office. The written notice shall specify the number of shares being acquired pursuant to the exercise of the Option when such Option is being exercised in part. The exercise date shall be the date such notice is received by the Company. Such notice shall be accompanied by payment of the Option price in full for each share (a) in cash (United States dollars) or by cash equivalent acceptable to the Company, (b) by the surrender (by physical delivery or attestation) of mature shares of Common Stock (shares held by the Optionee for at least six months) or (c) by a cashless exercise pursuant to Section 8.04 of the Plan.

3. Nontransferability. This Option is nontransferable except, in the event of the Optionee’s death, by will or by the laws of descent and distribution subject to the terms hereof. During Optionee’s lifetime, this Option may be exercised only by Optionee.

4. Exercise in the Event of Death. Subject to the six month vesting requirement set forth in Section 1 hereof, this option shall remain exercisable with respect to any shares yet unexercised in the event that the Optionee dies prior to exercising this option in full and prior to the Expiration Date of this option. In that event, this option may be exercised by Optionee’s estate, or the person or persons to whom his rights under this option shall pass by will or the laws of descent and distribution. Optionee’s estate or such persons must exercise this option with respect to the remaining shares subject to the option, if at all, within two years of the date of Optionee’s death or during the remainder of the period preceding the Expiration Date, whichever is shorter.

5. Exercise in the Event of Permanent and Total Disability. Subject to the six month vesting requirement set forth in Section 1 hereof, this option shall remain exercisable with respect to any shares yet unexercised if the Optionee becomes permanently and totally disabled (within the meaning of the Company’s Long-Term Disability Plan) while serving on the Board prior to exercising this option in full and prior to the Expiration Date of this option. In such event, the Optionee must exercise this option with respect to the remaining shares subject to the option, if at all, within two years of the date on which he ceases serving on the Board due to permanent and total disability or during the remainder of the period preceding the Expiration Date, whichever is shorter.

6. Exercise After Resignation, Non-Election or Other Approved Circumstance. Subject to the six month vesting requirement set forth in Section 1 hereof, in the event that the Optionee resigns from or is not re-elected or does not stand for re-election to the Board or in any other circumstance approved by the Board in its sole discretion, this option shall remain exercisable with respect to any shares yet unexercised but must be exercised by the Optionee, if at all, within two years following the date of his resignation or cessation of service on the Board, or within the period prescribed by the Board in an approved circumstance, or during the remainder of the period preceding the Expiration Date, whichever is shorter.

7. Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Optionee to a fractional share such fraction shall be disregarded.

8. Investment Representation. Optionee agrees that, unless such shares previously have been registered under the Securities Act of 1933, as amended (the “Securities Act”): (i) any shares purchased by him hereunder will be purchased for investment and not with a view to distribution or resale and (ii) until such registration, certificates representing such shares may bear an appropriate legend to assure compliance with the Securities Act. This investment representation shall terminate when such shares have been registered under the Securities Act.

9. Change in Capital Structure. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by this Option, and the price per share thereof, shall be proportionately adjusted by the Company for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from any stock dividend (but only on the Common Stock), stock split, combination, reclassification, recapitalization or general issuance to holders of Common Stock of rights to purchase Common Stock at substantially below its then fair market value, or any change in the number of such shares outstanding effected without receipt of cash or property or labor or services by the Company, or any spin-off or other distribution of assets to shareholders.

In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all or a part of its authorized shares without par value into the same number of shares with a par value, or any subsequent change into the same number of shares with a different par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

The grant of this Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

10. Change of Control. Notwithstanding any other provision of this Agreement to the contrary, in the event of a Change of Control, the provisions of Section XIII (3) of the Plan shall apply to this Option.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, except to the extent that federal law shall be deemed to apply.

12. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

13. Optionee Bound by Plan. Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

14. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributes, and personal representatives of Optionee and the successors of the Company.

15. Gender. All pronouns used herein shall be deemed to refer to either the male or female as appropriate.

16. Notice and Consent to Electronic Delivery. The Company expects to deliver notices and certain documents relating to its employee benefit plans by posting the information on the Company’s web site, intranet or electronic bulletin board or transmitting the material to employees by e-mail. These documents include employee benefits plans and any amendments thereto, election forms, prospectuses, supplements to prospectuses, annual reports to shareholders, informational brochures and similar information. The Company will provide you with e-mail notification of the posting of any of the foregoing documents. This method of notification and access to documents relating to employee benefit plans will be in lieu of paper delivery of the same documents. To satisfy legal requirements, your signature is an affirmative election to accept electronic notification and delivery of these documents in lieu of paper delivery, as well as all other terms of the award.

17. Defined Terms. All terms used herein that are defined in the Plan shall have the meanings given to them in the Plan.